As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	46-4380248 (I.R.S. Employer Identification Number)

650 Fifth Ave., 30th Floor
New York, New York 10019
(212) 415-6500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Edward M. Weil, Jr.
Executive Chairman, Chief Executive Officer, President and Secretary
650 Fifth Ave., 30th Floor
New York, New York 10019
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Michael J. Choate, Esq. Proskauer Rose LLP 70 West Madison, Suite 3800 Chicago, Illinois 60602 Tel: (312) 962-3550	Daniel L. Forman, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Tel: (212) 969-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share, including related Class A preferred stock purchase rights(3)	65,535	$12.00	$786,420	$85.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of shares of Class A common stock as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low price paid per share of Class A common stock, as reported on the New York Stock Exchange on September 29, 2020.

(3)	Each share of the registrant’s Class A common stock registered hereunder, if sold prior to the termination of the registrant’s rights agreement, dated as of August 17, 2020, between the registrant and the rights agent named therein, includes one Class A preferred stock purchase right which entitles the registered holder to purchase from the registrant one one-thousandth of a share of Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), of the registrant at a price of $55.00 per one one-thousandth of a share of Series A Preferred Stock represented by a Class A preferred stock purchase right, subject to adjustment. The Class A preferred stock purchase rights will generally only become exercisable on the 10th business day after the registrant’s board of directors becomes aware that a person or entity has become the owner of 4.9% or more of the shares of the registrant’s common stock, including the Class A common stock and the registrant’s Class B common stock, $0.01 par value per share (collectively, the “common stock”), or the commencement of a tender or exchange offer which would result in the offeror becoming an owner of 4.9% or more of the common stock. Until exercisable, the Class A preferred stock purchase rights will be inseparable from the underlying shares of Class A common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2020

PROSPECTUS

NEW YORK CITY REIT, INC.

65,535 Shares

Class A Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to 52,435 shares of our Class A common stock, par value $0.01 per share (“Class A common stock”) currently outstanding and up to 13,100 shares of Class A common stock issuable upon redemption of units of limited partnership designated as “Class A Units” (“Class A units”) in New York City Operating Partnership, L.P., a Delaware limited partnership that is our operating partnership and of which we are the sole general partner (the “OP”). The selling stockholders are all current or former holders of equity interests in the parent of New York City Advisors, LLC (the “Advisor”), our external advisor. The selling stockholders have received, or are expected to receive, the securities covered by this prospectus as a result of a pro rata distribution in proportion to their respective equity interests in the entities that own and control the Advisor. The shares of our Class A common stock covered by this prospectus include (i) 52,398 shares of Class A common stock that were issued to the Advisor upon the conversion of an equal number of limited partnership interests designated as “Class B Units” (“Class B units”) in the OP into an equal number of Class A units, and the redemption of those Class A units for an equal number of shares of our Class A common stock when trading of Class A common stock on The New York Stock Exchange (“NYSE”) commenced on August 18, 2020, (ii) 37 shares that were issued by us to the Advisor upon the redemption of an equal number of Class A units held by the Advisor when trading of Class A common stock on the NYSE commenced on August 18, 2020, and (iii) 13,100 shares of Class A common stock issuable upon redemption of Class A units that were issued to a former holder of equity interests in the entities that own and control the Advisor upon the conversion of an equal number of Class B units in accordance with their terms into Class A units when trading of Class A common stock on the NYSE commenced on August 18, 2020.

We are registering the shares of our Class A common stock covered by this prospectus to provide the selling stockholders with freely tradable securities in accordance with our obligations under the agreement of limited partnership of the OP. The registration of these shares does not necessarily mean that any shares of our Class A common stock will be sold by the selling stockholders.

Holders of Class A units may redeem all or a portion of their Class A units on a one-for-one basis for, at our election, shares of Class A common stock or the cash equivalent thereof. During September 2020, the selling stockholder who holds Class A units requested the redemption of those Class A units, and we have exercised our right to issue shares of our Class A common stock to him instead of paying a cash amount. In accordance with the terms of the agreement of limited partnership of the OP, these shares are scheduled to be issued on November 16, 2020.

We will not receive any proceeds from any issuance of shares of our Class A common stock to the selling stockholders or from the sale of shares covered by this prospectus by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our Class A common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution.”

Our Class A common stock is listed on the NYSE under the symbol “NYC.” On September 30, 2020, the last reported sale price of our Class A common stock on the NYSE was $12.10 per share.

We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Material U.S. Federal Income Tax Considerations — Restrictions on Transfer and Ownership of Stock” in this prospectus for a description of these restrictions.

Investing in our Class A common stock involves risks. You should carefully read and consider “Risk Factors” beginning on page 4 hereof as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2020

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. We have not authorized any dealer, salesperson, or other person to provide you with any information or to represent anything not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. If anyone provides you with different, inconsistent, unauthorized or additional information or representations, you should not rely on it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction to or from any person to whom or for whom it is unlawful to make the offer or solicitation in the jurisdiction. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the shares of Class A common stock described in this prospectus.

A prospectus supplement may also add, update, or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

In anticipation of the listing of our Class A common stock on the NYSE, on August 5, 2020 we implemented a series of corporate actions, that resulted in a net reduction of 2.43 for every one share of common stock (which has been renamed Class A common stock) outstanding prior to these corporate actions (collectively, the “Reverse Stock Split”). Specifically, we implemented the following series of corporate actions:

•	amended our charter to effect a 9.72-to-1 reverse stock split combining every 9.72 shares of our common stock, par value $0.01 per share, into one share of common stock, par value $0.0972 per share;

•	amended our charter to reduce the par value of the shares of common stock outstanding after the reverse stock split from $0.0972 per share to $0.01 per share and rename the common stock “Class A common stock;”

•	reclassified 9,750,000 authorized but unissued shares of Class A common stock (equal to approximately three times the number of shares of Class A common stock then issued and outstanding) into shares of Class B common stock, par value $0.01 per share; and

•	declared and paid a stock dividend of three shares of Class B common stock to every holder of record of Class A common stock.

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, all share and per share information gives effect to the Reverse Stock Split.

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “we,” “us” and “our” mean New York City REIT, Inc. and its consolidated subsidiaries, including, without limitation, New York City Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to as our “operating partnership” or our “OP.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC and state the address of that site (http://www.sec.gov). Our filings with the SEC and other information concerning us are also available to the public on our website at www.newyorkcityreit.com. However, our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the securities, we refer you to the registration statement and to such exhibits and schedules. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020;

•	our Current Reports on Forms 8-K and 8-K/A, as applicable, filed with the SEC on September 26, 2019, February 14, 2020, April 15, 2020, May 11, 2020, May 19, 2020, July 29, 2020, August 5, 2020, August 18, 2020, October 1, 2020 and October 1, 2020;

•	the description of our Class A common stock included in our Registration Statement on Form 8-A filed with the SEC on August 13, 2020; and

•	the description of the Class A preferred stock purchase rights included in our Registration Statement on Form 8-A filed with the SEC on August 18, 2020.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his, her or its written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: New York City REIT, Inc., 650 Fifth Avenue, 30th Floor, New York, NY 10019, Attention: Investor Relations, Telephone: (866) 902-0063. You may also obtain copies of these filings, at no cost, by accessing our website at www.newyorkcityreit.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

2

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. We intend for these forward looking statements to be subject to the safe harbors created by Section 27A of the Securities Act, and Section 21E of the Exchange Act. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	All of our executive officers are also officers, managers or holders of a direct or indirect controlling interest in our Advisor and other entities affiliated with AR Global Investments, LLC (the successor business to AR Capital, LLC, “AR Global”); as a result, our executive officers, our advisor and its affiliates face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other investor entities advised by AR Global affiliates, and conflicts in allocating time among these entities and us, which could negatively impact our operating results;

•	We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants;

•	We may not be able to achieve our rental rate objectives on new and renewal leases and our expenses could be greater, which may impact operations;

•	The actual amount and timing of any dividends we may pay in the future cannot be assured;

•	Our properties may be adversely affected by economic cycles and risks inherent to New York City;

•	We are obligated to pay fees, which may be substantial, to our advisor and its affiliates;

•	We may fail to continue to qualify to be treated as a real estate investment trust for United States federal income tax purposes (“REIT”);

•	We are subject to risks associated with civil unrest, a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic, including negative impacts on our tenants and their respective businesses;

•	Because investment opportunities that are suitable for us may also be suitable for other AR Global-advised programs or investors, our advisor and its affiliates may face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders;

•	The trading price of our Class A common stock may fluctuate significantly and the volatility could increase as shares of our Class B common stock convert to Class A common stock;

•	Our ability to fund our capital needs will depend on, among other things, the amount of cash we are able to generate from our operations, which is dependent on, among other things, the impact of the COVID-19 pandemic on our tenants and other factors outside of our control, and our ability to access capital from outside sources, which may not be available on favorable terms, or at all;

•	If we and our advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay dividends;

•	As of June 30, 2020, we owned only eight properties and therefore have limited diversification; and

•	We may be adversely affected by the factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

3

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

4

THE COMPANY

We are a real estate investment trust that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City, particularly Manhattan. We were formed to invest our assets in office properties and have also purchased certain real estate assets that accompany office properties, including retail spaces and amenities, and may purchase hospitality assets, residential assets and other property types located exclusively in New York City. As of June 30, 2020, we owned eight properties consisting of 1.2 million rentable square feet acquired for an aggregate purchase price of $790.7 million.

We were incorporated on December 19, 2013 as a Maryland corporation and elected to be taxed as a REIT beginning with our taxable year ended December 31, 2014. Substantially all of our business is conducted through our operating partnership.

In March 2019, we changed our name from American Realty Capital New York City REIT, Inc. to New York City REIT, Inc. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our REIT taxable income to stockholders and otherwise maintain our qualification as a REIT.

Our Class A common stock is listed on the NYSE under the symbol “NYC.” We have one other class of outstanding stock, Class B common stock. The outstanding shares of Class B common stock are not listed on the NYSE but will automatically convert into shares of Class A common stock to be listed on the NYSE in three equal tranches over the 360 days following August 18, 2020, the date shares of our Class A common stock commenced trading on the NYSE, unless earlier converted in accordance with their terms.

We have no employees. Our Advisor manages our affairs on a day-to-day basis and New York City Properties, LLC (our “Property Manager”) manages our properties. Our Advisor and Property Manager are under common control with AR Global, and these related parties receive compensation, fees and expense reimbursements for their services.

Our principal executive offices are located at 650 Fifth Avenue, 30th Floor, New York, NY 10019. Our Investor Relations telephone number is (866) 902-0063. We maintain a website at www.newyorkcityreit.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

5

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated by reference into this prospectus. The following selected financial data is not intended to replace our historical consolidated financial statements, except that share and per share information for all periods presented has been retroactively adjusted for the effects of the Reverse Stock Split that occurred on August 5, 2020.

	June 30, (unaudited)		December 31, (audited)
Balance sheet data (In thousands)	2020	2019	2019	2018	2017	2016	2015
Total real estate investments, at cost	$862,890	$777,373	$862,608	$774,494	$753,793	$744,945	$550,369
Total assets	887,711	867,297	901,356	773,742	760,450	773,604	726,415
Mortgage notes payable	395,802	344,517	395,031	291,653	233,517	191,328	93,176
Total liabilities	481,848	435,318	480,807	330,062	278,966	233,413	130,276
Total equity	405,863	431,979	420,549	443,680	481,484	540,191	596,139

	Six Months Ended June 30, (unaudited)		Year Ended (audited)
Operating data
(In thousands, except share and per share data)	2020	2019	2019	2018	2017	2016	2015
Total revenues	$36,039	$33,576	$70,530	$62,399	$58,384	$47,607	$26,436
Total operating expenses	39,046	36,823	76,110	73,661	70,496	60,312	38,849
Operating loss	(3,007)	(3,247)	(5,580)	(11,262)	(12,112)	(12,705)	(12,413)
Total other income (expense)	(9,067)	(7,164)	(16,310)	(12,850)	(10,961)	(7,060)	(3,372)
Net loss	$(12,074)	$(10,411)	$(21,890)	$(24,112)	$(23,073)	$(19,765)	$(15,785)
Other data:
Cash flows provided by (used in) operations	$(4,127)	$1,329	$(1,603)	$(7,080)	$2,282	$4,128	$(5,194)
Cash flows provided by (used in) investing activities	(1,451)	(7,212)	(45,974)	(14,935)	(10,340)	(95,880)	(169,164)
Cash flows provided by (used in) financing activities	—	51,253	51,073	29,600	5,453	(41,127)	172,717
Per share data:
Net loss per common share — basic and diluted(1)	$(0.95)	$(0.82)	$(1.72)	$(1.88)	$(1.81)	$(1.57)	$(1.39)
Distributions declared per common share(1)	$—	$—	$—	$0.60	$3.67	$3.68	$3.68
Weighted-average number of common shares outstanding, basic and diluted(1)	12,749,895	12,748,276	12,748,923	12,851,416	12,774,612	12,620,674	11,357,763

(1)	Retroactively adjusted for the effects of the Reverse Stock Split that occurred on August 5, 2020.

6

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of Class A common stock covered by this prospectus. We will not receive any proceeds from any issuance of shares of our Class A common stock to the selling stockholders or from the sale of shares covered by this prospectus by the selling stockholders. The selling stockholders will pay any underwriting discounts, concessions or agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares of Class A common stock. We will bear all other costs, fees and expenses incurred in connection with registering the sale of the shares of Class A common stock covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants (but not any counsel and accountants of the selling stockholders), and any blue sky fees and expenses.

7

SELLING STOCKHOLDERS

We are registering the shares of our Class A common stock for resale by the selling stockholders listed below. Edward M. Weil, Jr. has served as our chief executive officer, president and secretary, as well as the chief executive officer, president and secretary of the Advisor and the Property Manager, since March 2017. Mr. Weil has also served as the chairman of our board of directors since November 2015. Each of Mr. Weil and the other selling stockholders is or has been a member, officer or employee of the Advisor or its affiliates.

The following table provides the name of the selling stockholders, the number of shares of our outstanding stock that are or will be held by such selling stockholder immediately prior to any offering, the number of shares of our Class A common stock being offered by such selling stockholder for resale under this prospectus and the number of shares of our Class A common stock that will be owned by such selling stockholder immediately following any offering, assuming that each selling stockholder sells all of the shares covered by this prospectus. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Material U.S. Federal Income Tax Considerations —Restrictions on Transfer and Ownership of Stock.”

For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named below, any shares that the person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of the date of this prospectus, we have3,234,996 shares of Class A common stock and 9,567,694 shares of Class B common stock issued and outstanding. SEC rules also generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have or will have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

The selling stockholders named below and their permitted transferees, pledgees, donees or other successors may from time to time offer the shares of Class A common stock offered by this prospectus:

	Class A Common Stock Immediately Prior to the Offering(1)			Class B Common Stock Immediately Prior to the Offering						Class A Common Stock Immediately After the Offering(1)			Class B Common Stock Immediately After the Offering
Name	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Voting Power Immediately Prior to the Offering(2)	Class A Common Stock Being Offered for Resale Under this Prospectus		Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Voting Power Immediately After the Offering(2)
Nicholas S. Schorsch(3)	29,886.1098	(4)(5)	*	1,536.6286	(5)	*	*	29,374.087	(4)	512.0228	(5)	*	1,536.6286	(5)	*	*
Shelley D. Schorsch(3)	4,022.5146	(4)(5)	*	206.8222	(5)	*	*	3,953.599	(4)	68.9156	(5)	*	206.8222	(5)	*	*
William M. Kahane(3)	7,212.7848	(4)(5)	*	370.8536	(5)	*	*	7,089.212	(4)	123.5728	(5)	*	370.8536	(5)	*	*
Peter M. Budko(3)	8,749.236	(4)(5)	*	449.852	(5)	*	*	8,599.34	(4)	149.896	(5)	*	449.852	(5)	*	*
Edward M. Weil Jr. (3)	5,122.5499	(4)(5)	*	96.2793	(5)	*	*	1,840.4685	(4)	3,282.0814	(5)	*	96.2793	(5)	*	*
Brian S. Block(3)	1,605.8049	(4)(5)	*	82.5643	(5)	*	*	1,578.2935	(4)	27.5114	(5)	*	82.5643	(5)	*	*
Michael A. Happel(6)	13,403	(7)	*	910.243		*	*	13,100	(7)	303		*	910.243		*	*
Total	66,752		2.06%	6,396.243		*	*	65,535		2,131		*	6,396.243		*	*

* Less than 1%

(1)	Does not include shares of Class A common stock that may ultimately be issued with respect to 4,012,841 units of limited partnership interest in the OP designated as “LTIP Units” (“LTIP units”) that have been issued to the Advisor under a multi-year outperformance award agreement, dated as of August 18, 2020 (the “OPP”). These LTIP units may be earned by the Advisor based on our achievement of threshold, target and maximum performance goals based on our absolute and relative total stockholder return over a three-year performance period commencing on August 18, 2020. LTIP units earned as of the last day of the performance period will also become vested as of that date. Effective as of that same date, any LTIP units that are not earned and vested will automatically and without notice be forfeited without the payment of any consideration by us or the OP. At the time the Advisor’s capital account with respect to an LTIP unit that is earned and vested is economically equivalent to the average capital account balance of a Class A unit, the Advisor, as the holder of the LTIP unit, in its sole discretion, will in accordance with the agreement of limited partnership of the OP, be entitled to convert the LTIP unit into a Class A unit. In accordance with, and subject to the terms of, the agreement of limited partnership of the OP, Class A units may be redeemed on a one-for-one basis for, at our election, shares of our Class A common stock or the cash equivalent thereof. Also does not include shares of Class A common stock that may ultimately be issued with respect to Class A units that may be issued to an affiliate of the Advisor, New York City Special Limited Partnership, LLC (the “Special Limited Partner”), upon exercise of its rights under its listing note agreement with the OP (the “Listing Note”). The Listing Note evidences the OP’s obligation to distribute to the Special Limited Partner an amount with respect to its special limited partner interest in the OP, which the Special Limited Partner will then have the right to convert into Class A units. This amount is not yet determinable as it will be based on the average closing price of the shares of Class A common stock over the period of 30 consecutive trading days commencing on the 180th day following the date on which all shares of Class B common stock have converted into shares of Class A common stock, unless another liquidity event, such as a merger, occurs prior to the end of the measurement period.

(2)	Other than the fact that our Class B common stock is not listed on the NYSE, shares of Class B common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the shares of Class A common stock. The shares of Class B common stock will automatically convert into shares of Class A common stock to be listed on the NYSE in three equal tranches over the 360 days following August 18, 2020, the date our Class A common stock was listed on the NYSE, unless converted earlier. If earlier, shares of Class B common stock will instead convert into shares of Class A common stock on the earlier of (i) the date and time when any rights to purchase our securities attached to shares of Class A common stock begin to trade separately from the shares of Class A common stock and become exercisable in accordance with the terms of any rights agreement to which we are then a party, or (ii) a date and time determined by our board of directors set forth in a Certificate of Notice filed with the Maryland Department of Assessments and Taxation.

(3)	Currently holds an equity interest in the entities that own and control the Advisor and the Special Limited Partner.

(4)	Includes this person’s pro rata share of 52,435 shares of Class A common stock currently owned by the Advisor that will be distributed to the applicable selling stockholders in proportion to their respective equity interests in the entities that own and control the Advisor.

(5)	Includes this person’s pro rata share of 914 shares of Class A common stock and 2,743 shares of Class B common stock currently owned by the Special Limited Partner that will be distributed to the applicable selling stockholders in proportion to their respective equity interests in the entities that own and control the Special Limited Partner.

(6)	Prior to the end of his tenure as our chief executive officer, president and secretary and the chief executive officer, president and secretary of our Advisor and our Property Manager in March 2017, Mr. Happel owned 20% of the equity interests in the parent of our Advisor.

(7)	Includes 13,100 shares of Class A common stock issuable upon redemption of an equal number of Class A units. During September 2020, Mr. Happel requested the redemption of those Class A units, and we have exercised our right to issue shares of our Class A common stock to him instead of paying a cash amount. In accordance with the terms of the agreement of limited partnership of the OP, these shares are scheduled to be issued on November 16, 2020.

8

PLAN OF DISTRIBUTION

The selling stockholders and their respective successors, which term includes their respective transferees, pledgees or donees, may, from time to time, sell any or all of the shares of our Class A common stock beneficially owned by them and offered hereby directly to purchasers or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts, concessions or agent’s commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), rather than under this prospectus. In addition, each selling stockholder may transfer, devise or gift its Class A common stock by other means not described in this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and deliver the shares to close out such short position. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

9

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. A selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of Class A common stock by the selling stockholders and their affiliates.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of our Class A common stock by the selling stockholders.

Notwithstanding anything in this section to the contrary, the Class A common stock will only be used to cover or in settlement of any short positions in our securities if such short positions were entered into or established at a time that both (A) such shares are issued and outstanding, and (B) the resale of such shares is covered by an effective registration statement.

The aggregate proceeds to the applicable selling stockholder from the sale of the Class A common stock offered by it hereby will be the purchase price of our Class A common stock less discounts and commissions, if any. The applicable selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders may decide not to sell any of the shares of Class A common stock described in this prospectus. We cannot assure holders that the selling stockholders will use this prospectus to sell any or all of its Class A common stock.

The selling stockholders will pay any underwriting discounts, concessions or agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares of Class A common stock. We will bear all other costs, fees and expenses incurred in connection with registering the sale of the shares of Class A common stock covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants (but not any counsel and accountants of the selling stockholders), and any blue sky fees and expenses.

10

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations associated with our qualification and taxation as a real estate investment trust, or REIT, and the acquisition, ownership and disposition of shares of our common stock. For purposes of this summary, references to “the company,” “we,” “our” and “us” mean only New York City REIT, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986 (the “Code”), Department of Treasury (“Treasury”) regulations promulgated under the Code (the “Treasury Regulations”), and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this summary.

This summary does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this summary does not purport to address the U.S. federal income or other tax considerations applicable to our stockholders that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	partnerships or entities treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	pension plans or other tax-exempt organizations, except to the extent summarized below;

•	“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold their stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons subject to special tax accounting rules under Code Section 451(b);

•	regulated investment companies;

•	REITs;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who acquired shares of our common stock through the exercise of an employee stock option or otherwise as compensation; and

•	investors or other beneficial owners in any stockholder.

No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of shares of our common stock, has been requested from the Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters summarized in this summary. In addition, this summary assumes that stockholders acquired shares of our stock as a capital asset, which generally means as property held for investment.

11

Prospective investors are urged to consult their tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of shares of our stock, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations, commencing with our taxable year ended on December 31, 2014. We intend to continue operating as a REIT so long as our board of directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860 and qualifies as a REIT generally is not taxed on its net taxable income to the extent the income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as summarized in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2014, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our actual method of operation through the date hereof has enabled us to meet and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Code, and (ii) the OP has been and will be taxed as a partnership or as a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation for U.S. federal income tax purposes beginning with its first taxable year. This opinion is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we own and our investment in other assets, the applicable requirements under U.S. federal income tax laws, which are discussed below. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year. Further, as noted above, the U.S. federal income tax treatment summarized below may change, perhaps retroactively, by legislative, administrative, or judicial action. Proskauer Rose LLP has no obligation to update its opinion subsequent to the date of the opinion.

General

The term “REIT taxable income” means the taxable income as computed for a corporation that is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

•	excluding amounts equal to the net income from foreclosure property and the net income derived from prohibited transactions;

•	deducting amounts equal to the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% Gross Income Tests (as defined below), the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the Asset Tests (as defined below), the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

12

•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders and, therefore, will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain that is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.

•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.

•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

•	If we have net income from prohibited transactions, that income would be subject to a 100% tax. See “— REIT Qualification Requirements — Prohibited Transactions.”

•	We will be subject to U.S. federal income tax at the corporate rate on any non-qualifying income from foreclosure property. We will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

•	If we fail to satisfy any of the REIT Asset Tests (as summarized below), other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the U.S. federal corporate tax rate (currently 21%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.

•	If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. The penalties generally would not be deductible by us.

•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of the asset during the five-year period beginning on the date we acquired the asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in the asset at the beginning of the recognition period will be subject to U.S. federal income tax at the corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

13

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) that do not reflect arm’s-length terms.

•	The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a qualified REIT subsidiary (a “QRS”), including any subsidiary we may elect to treat as a TRS, will generally be subject to U.S. federal corporate income tax.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of the gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on the gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Requirements

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its qualification as a REIT;

(4)	that is neither a financial institution nor an insurance company;

(5)	that meets the gross income, asset and annual distribution requirements;

(6)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(7)	in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

(9)	that uses a calendar year for U.S. federal income tax purposes.

14

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while requirements (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying requirement (9).

In respect of organizational requirement (2), we have entered into a rights agreement pursuant to which we will distribute one right in respect of each share of common stock outstanding to all holders of record on August 28, 2020. These rights will only become exercisable if one or more persons acquire 4.9% or more of the outstanding common stock (subject to certain exceptions); provided, however, such rights will not become exercisable if our board of directors (based on advice of counsel) determines that the exercise of a right would prevent the beneficial ownership of our common stock from being evidenced by transferable shares or otherwise cause us to fail to qualify as a REIT. There can be no assurance that the IRS would agree with any such determination, in which case, we could fail to qualify as a REIT.

Ownership of Interests in Partnerships, Limited Liability Companies and QRSs

A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to the special rules relating to the 10% asset test described below, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest, including our operating partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships, including our operating partnership, and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and that entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of the action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold substantially all of our investments through our operating partnership and subsidiaries of our operating partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any QRS utilized by us would have to be owned by us, or another QRS, and could not be owned by our operating partnership unless we own 100% of the equity interest in our operating partnership.

We may from time to time own certain assets through entities that we wholly-own and that are disregarded as separate from us. If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

15

Ownership of Interests in TRSs

We currently do not own any interests in a TRS, but may acquire securities in one or more TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, that other corporation also will be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 20% of the gross value of a REIT’s assets may be comprised of securities of one or more TRSs. See “— Asset Tests.”

Share Ownership Requirements

The stock that we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our common stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our common stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our common stock) as specifically defined for this purpose.

Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) set forth above in “Organizational Requirements”. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in the aggregate value of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock without the approval of our board of directors. See the section entitled “ — Restrictions on Transfer and Ownership of Stock” in this prospectus. Additionally, our charter contains provisions requiring each of our stockholders to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations, to submit a statement of that information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy a number of tests, summarized below, based on the composition of our assets (the “Asset Tests”). After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test. At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property or on interests in real property), (2) shares in other qualifying REITs, (3) debt instruments issued by publicly offered REITs and (4) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to the DRIP) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— Additional Asset Tests.”

16

We are currently invested in the real properties described in our filings with the SEC. We may make real estate related debt investments if the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% Asset Test and the 10% vote or value test (described below). We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower.

If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of that loan may not be a qualifying real estate asset. Under current law, it is unclear how to determine the portion of a loan that would be treated as a qualifying real estate asset. However, IRS guidance provides that the IRS will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of (1) the fair market value of the real property securing the loan, as of the date the REIT committed to acquire or modify the loan, and (2) the fair market value of the loan. Nevertheless, the application of this guidance is uncertain, particularly with respect to the proper treatment under the Asset Tests of mortgage loans acquired at a discount that later increase in value. Accordingly, no assurance can be given that the IRS would not challenge our treatment of the assets. Moreover, although we intend to make these investments in a manner so as not to fail the Asset Tests, no assurance can be given that our investments would not disqualify us as a REIT.

Additional Asset Tests. Our assets that do not qualify for the 75% Asset Test are subject to the following additional asset tests. Not more than 25% of the value of those assets may consist of securities, other than securities that qualify for the 75% Asset Test. Not more than 20% (25% for taxable years beginning prior to January 1, 2018) of the value of those assets may consist of securities of one or more TRSs. Not more than 25% of the value of those assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property). In addition, if we invest in any securities that do not otherwise qualify under the 75% Asset Test, other than equity investments in QRSs and TRSs, those securities may not exceed (1) 5% of the value of our assets as to any one issuer and (2) 10% of the outstanding securities by vote and value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, such as any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (3) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

17

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we are and will continue to be prudent in making these estimates, there can be no assurance that the IRS will agree with these determinations and may assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and we could fail to qualify as a REIT.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with Treasury Regulations; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (A) $50,000, or (B) an amount determined (under Treasury Regulations) by multiplying (i) the highest rate of tax for corporations under Code Section 11, by (ii) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting (the “Gross Income Tests”).

75% Gross Income Test. At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) income from other specified investments relating to real property or mortgages thereon (which does not include gains from the sale of a non-qualified publicly offered REIT debt instrument), and (6) temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments, which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) for the taxable year must be derived from (1) sources that satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments, which will allow us to realize income that satisfies the 95% Gross Income Test.

18

Rents from Real Property. Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if the lease is respected as a true lease for U.S. federal income tax purposes and subject to the rules summarized below.

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits. We do not intend to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant. However, it is possible, despite our intention, that we will receive rents that do not qualify as “rents from real property” under the 75% Gross Income Test and 95% Gross Income Test.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if the services are provided to tenants through an independent contractor from whom we derive no revenue, or through a TRS. With respect to this rule, tenants may receive some services in connection with their leases of the real properties. Our intent is that the services we provide are those usually or customarily rendered in connection with the rental of space in the geographic location in which the property is located, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test and the 95% Gross Income Test described above. Our board of directors intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space. Interest Income. It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property or an interest in real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which the interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance, we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and the modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

19

Dividend Income. We may receive distributions from a TRS or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. These distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from a TRS and other corporations that are not REITs or QRSs, and will take actions intended to keep this income, and any other non-qualifying income within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that our actions will in all cases prevent a violation.

Prohibited Transaction Income. Any gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any subsidiary partnership or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. Whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to conduct our operations so that no asset owned by us is held as inventory or primarily for sale to customers, and that a sale of any asset owned by us will not be in the ordinary course of business. However, the IRS may successfully contend that some or all of the sales made by us, our subsidiary partnerships, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from the sales. The 100% tax will not apply to gains from the sale of assets that are held through a TRS, although the gains of any TRS will be subject to tax at the regular U.S. federal corporate income tax rate.

Foreclosure Property. Foreclosure property is real property and any personal property incident to the real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which the REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to regular U.S. federal corporate income tax on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests. Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Based on our historic and anticipated operations, it is likely that we will have little or no non-qualifying income for U.S. federal income tax purposes. Moreover, as described above, we may establish one or more TRSs with which we could enter into leases for any properties in which we may invest. Gross income generated by any TRS would not be included in our gross income. However, we would realize gross income from a TRS in the form of rents. In addition, any dividends from a TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

20

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for the year if we (1) satisfy the IRS that the failure was due to reasonable cause and not due to willful neglect, (2) attach to our U.S. federal income tax return a schedule describing the nature and amount of each item of our gross income, and (3) satisfy the IRS that any incorrect information on the schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of (1) the sum of (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Determining whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after the declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in that month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year.

For our taxable years commencing prior to January 1, 2015, for distributions to have been counted towards satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend was not a preferential dividend if the distribution was (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We did not have any REIT taxable income for the taxable years 2015 through 2019, and accordingly were not required to make any annual distributions for those years. Once we generate REIT taxable income, we intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings, and may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

For taxable years beginning after December 31, 2017, we (and our operating partnership) have elected to be treated as an “electing real property trade or business” and, accordingly, are not subject to the interest expense limitation under section 163(j). However, we (and our operating partnership) are required to use the alternative depreciation system to depreciate certain property and, as a result, our depreciation deductions may be reduced. Accordingly, our REIT taxable income (and, in turn, our distribution requirements) for a taxable year may be increased.

21

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

Failure to Qualify

If we fail to continue to qualify as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and are not due to willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In that event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As mentioned above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;

•	generally has been held for at least two years;

•	has aggregate expenditures that are includable in the basis of the property not in excess of 30% of the net selling price;

•	in some cases, was held for production of rental income for at least two years;

•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

•	when combined with other sales in the year, either does not cause us to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion), occurs in a year when we dispose of less than 10% of our assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property), or for taxable years beginning after December 18, 2015, occurs in a year when we dispose of less than 20% of our assets as well as 10% or less of our assets based on a three-year average (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

22

Although we may eventually sell each of the properties we own or acquire, our primary intention in holding, acquiring, and operating properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “REIT Qualification Requirements Ownership of Interests in TRSs,” above.

Characterization of Property Leases

We have acquired and intend to acquire and own commercial properties subject to net leases. We have structured and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and the relationship will be documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;

•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;

•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;

•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (1) injury to persons or damage to property occurring at the properties or (2) the lessee’s use, management, maintenance or repair of the properties;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;

•	at the time we enter into each lease (or at any time that any such lease is subsequently renewed or extended), the tenant will be able to derive a meaningful profit (after expenses and taking into account the risks associated with the lease) from the operation of the property during the term of its lease; and

•	upon termination of each lease, the applicable property will have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.

23

Hedging Transactions

We and our subsidiaries have entered and may continue to enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities that qualify as “hedging transactions” under the Code and Treasury Regulations. These hedging transactions can take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. Income from a hedging transaction, including gain from the sale or disposition of the financial instrument or any periodic income from the instrument, that is clearly identified as a hedging transaction as specified in the Code, will not constitute gross income for purposes of the 95% Gross Income Test or 75% Gross Income Test. The term “hedging transaction” for these purposes generally means (1) any transaction we enter into in the normal course of our business primarily to manage risk of (A) interest rate changes or fluctuation on indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (B) currency fluctuations with respect to any item of income that would qualify under the 75% Gross Income Test or the 95% Gross Income Test or any property which generates such income and (2) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent the income would jeopardize our REIT status. However, it is possible that our hedging activities may give rise to income that does not qualify for purposes of either or both of the Gross Income Tests, and may adversely affect our ability to satisfy the REIT qualification requirements.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transfer and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.

24

Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Code Section 856(h) (regardless of whether the ownership interest is held during the last half of a taxable year);

•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•	otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) our being “closely held” under Code Section 856(h), (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. These shares so transferred to a beneficial trust are referred to as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and other distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer)

will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions that have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

25

Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver written notice stating the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.

Tax Aspects of Investments in Partnerships

General. We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including our operating partnership. We operate as an umbrella partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in our operating partnership, and our operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. The non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if our operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in our operating partnership if our operating partnership is treated as a partnership for U.S. federal income tax purposes. This summary should also generally apply to any investment by us in other entities taxable as partnerships.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the Gross Income Tests and Asset Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from our operating partnership will be sufficient to pay the tax liabilities resulting from an investment in our operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because our operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, our operating partnership will be treated as a partnership, if it has two or more partners, or as a disregarded entity, if it is treated as having one partner. We intend that interests in our operating partnership (and any partnership invested in by our operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that a partnership will at all times satisfy one of these safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by our operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws summarized above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation, items of income, gain, loss, deduction and credit of the partnership would be subject to corporate income tax, and the partners of the partnership would be treated as stockholders, with distributions to the partners being treated as dividends.

26

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in the property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners. Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, the allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in our operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to our operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by our operating partnership, the property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by our operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to the differences as well.

For properties contributed to our operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, our operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year.

Some expenses incurred in the conduct of our operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of our operating partnership may exceed its cash receipts for the year in which the expense is paid. As summarized above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

27

Partnership Audit Rules. Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. These rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in shares of our common stock.

Tax Consequences of Exercise of Redemption Rights. Subject to some restrictions, our operating partnership agreement gives holders of limited partnership units the right to redeem their units into cash, subject to our right to pay for the units with shares of common stock rather than with cash. The redemption of units into shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize gain in an amount equal to the value of the shares of common stock received plus the amount of liabilities of our operating partnership allocable to the units being redeemed, less the unit holder’s tax basis in those units. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of our operating partnership, that portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units, and will be adjusted to reflect changes in the liabilities of our operating partnership allocated to us as a result of acquiring the units.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders

The following section applies to you only if you are a U.S. Stockholder. Generally, for purposes of this summary, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our common stock should consult his, her or its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of shares of our common stock by the partnership.

Distributions. Distributions (including any deemed distributions) that we make to our U.S. Stockholders and that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) will be treated as dividends of ordinary income to the extent they are made out of our current or accumulated earnings and profits. In addition, for taxable years beginning before January 1, 2026, individuals, trusts and estates generally are entitled to up to a 20% pass-through deduction with respect to that ordinary dividend income for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), so long as certain holding period requirements have been met. Corporate U.S. Stockholders are not entitled to the pass-through deduction or the dividends-received deduction with respect to our distributions. A noncorporate U.S. Stockholder’s ability to claim the deduction equal to 20% of qualifying dividends received may be limited by the U.S. Stockholder’s particular circumstances. In addition, for any noncorporate U.S. Stockholder that claims a deduction in respect of qualifying dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%. Distributions in excess of our current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its shares of our common stock by the amount of the distribution, but not below zero, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of our earnings and profits reduce the U.S. Stockholder’s tax basis in shares of our common stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of shares of our common stock.

28

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives the distribution has held its shares of our common stock. However, corporate U.S. Stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In those instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of our stock by the after-tax amount of the gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions (including any deemed distributions) paid to U.S. Stockholders as qualified dividend income. A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the shares of our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during the taxable year from C corporations (including any TRSs);

(2)	the amount of earnings and profits accumulated in a non-REIT year that were distributed by us during the taxable year;

(3)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to our undistributed REIT taxable income; and

(4)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to the built-in gain.

Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year that is payable to a U.S. Stockholder of record on a specific date in that month will be treated as both paid by us and received by the U.S. Stockholder on December 31 of the year it was declared even if paid by us during January of the following calendar year.

We have the ability to declare and pay a large portion of a distribution on our common stock in shares of our common stock. As long as a portion of the distribution is paid in cash (which portion can be as low as 20%, or 10% for distributions declared on or after April 1, 2020, and on or before December 31, 2020) and certain requirements are met, the entire distribution (to the extent of our current or accumulated earnings and profits) will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock. In general, any distribution on shares of our common stock will be taxable as a dividend unless the entire distribution is paid in shares of our common stock, which would be treated as a non-taxable distribution.

29

Distributions that we make and gains arising from the sale or exchange by a U.S. Stockholder of our common stock will not be treated as passive activity income. As a result, U.S. Stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

Sales of Shares. The amount of net capital gain or loss recognized upon the sale or other disposition of shares of our common stock by a U.S. Stockholder generally would equal the difference between (1) the amount of cash and fair market value of any property received in the sale and (2) the U.S. Stockholder’s tax basis in the shares sold. Gain on a sale of shares of our common stock by a U.S. non-corporate investor generally will qualify for reduced U.S. federal income tax rates applicable to long-term net capital gain, provided that the investor held the shares of our common stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of our common stock by a U.S. Stockholder who has held the shares of our common stock for six months or less generally will be treated as a long-term capital loss to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations. Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at the corporate tax rate. Except in limited circumstances, as summarized above with respect to capital gains dividends or qualified dividend income, the reduced tax rate for long-term net capital gains will not apply to dividends paid by us.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, distributions paid on shares of our common stock should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of stock, or (ii) otherwise uses the shares of stock in an unrelated trade or business.

In certain circumstances, a pension trust that owns more than 10% of our common stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our common stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our common stock, collectively owns more than 50% of our common stock. Certain restrictions on ownership and transfer of our common stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our common stock and, in turn, should prevent us from becoming a pension-held REIT.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of our common stock. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of their shares.

30

Backup Withholding and Information Reporting

We will report to our U.S. Stockholders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 24% until December 31, 2025 and 28% thereafter with respect to dividends (including any deemed dividends) paid unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that the number is correct and that the U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify their non-foreign status or with respect to which the IRS notifies us that the U.S. Stockholder is subject to backup withholding.

See the “— Taxation of Non-U.S. Stockholders” portion of this section.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Non-U.S. Stockholders

Generally, for purposes of this summary, a “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General. Distributions that we make to our Non-U.S. Stockholders that are not attributable to gain from our sales or exchanges of United States real property interests (“USRPIs”), and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Ordinary dividends to Non-U.S. Stockholders generally are subject to a 30% withholding tax at the time of distribution, unless this dividend is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder or an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

If income from the investment in shares of our common stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to dividends (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our common stock.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s shares of our common stock. Instead, they will reduce the adjusted tax basis of the Non-U.S. Stockholder’s shares of our common stock. To the extent that the distributions exceed the adjusted tax basis of a Non-U.S.

Stockholder’s shares of our common stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares of our common stock, as described in the “Sales of Shares” portion of this section below.

Distributions Attributable to Sale or Exchange of Real Property. Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI gain”) will, except as described below, be taxed to a Non-U.S.

31

Stockholder as if the gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders therefore would be taxed at the normal rates applicable to U.S. Stockholders (without regard to whether we designate the distribution as a capital gain dividend), and would be subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. Stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The Non-U.S. Stockholder may credit the amount withheld against the Non-U.S. Stockholder’s U.S. tax liability. The withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of its actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS. We anticipate that distributions in respect of our common stock will be subject to the rules set forth in this paragraph.

However, generally, pursuant to FIRPTA, distributions of USRPI gains are not treated as effectively connected income for a Non-U.S. Stockholder and instead are treated and taxed as ordinary dividends if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (2) the Non-U.S. Stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. As a result of the listing of our Class A common stock on the NYSE, we anticipate that shares of our Class A common stock (but not our Class B common stock) will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held directly or indirectly through one or more pass-through entities by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.

A distribution is not attributable to USRPI gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to the gain, or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur tax on his or her capital gains.

Sales of Shares. Gain recognized by a Non-U.S. Stockholder upon a sale of shares of our common stock generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by the Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3)(A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our common stock continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) the shares sold are of a class of our common stock that is “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 10% of our outstanding shares of that class of stock at any time during the five-year period ending on the date of the sale.

We believe that we qualify as “domestically controlled.” However, even if we were not domestically controlled, we anticipate that, as a result of the listing of our Class A common stock on the NYSE, shares of our Class A common stock (but not our Class B common stock) will be “regularly traded” on an established securities market for the foreseeable future, although no assurance can be given that this will be the case. If the gain on the sale of shares of our common stock were to be subject to U.S. federal income taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to that gain, and the purchaser of shares of our common stock may be required to withhold a portion of the gross purchase price.

32

In addition, dispositions of our stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, dispositions of our stock by “qualified foreign pension funds” or entities all of the interests of which are held directly or indirectly through one or more pass-through entities by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act (“FATCA”)

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (2) a non-financial foreign entity that is the beneficial owner of the payment unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial

U.S. owner and the entity meets certain other specified requirements. The Treasury Regulations provide that these rules generally will apply to payments of dividends on shares of our common stock. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

Other Tax Considerations

State, Local and Foreign Taxes. We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Any foreign taxes incurred by us would not pass through to U.S. Stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our common stock.

Legislative Proposals. You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our securities.

33

LEGAL MATTERS

Certain U.S. federal income tax matters will be passed upon by Proskauer Rose LLP. Certain legal matters regarding the validity of the shares of Class A common stock offered hereby and certain matters of Maryland law have been passed upon for us by Venable LLP.

34

EXPERTS

The financial statements as of December 31, 2019 and for the year ended December 31, 2019 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of American Realty Capital New York City REIT, Inc. (n/k/a New York City REIT, Inc.) as of December 31, 2018, and for the years ended December 31, 2018 and 2017, have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

35

NEW YORK CITY REIT, INC.

65,535 shares

Class A Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be borne by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$85.80
Legal fees and expenses	40,000
Accounting fees and expenses	50,000
Printing expenses	—
Transfer Agent/Depositary/Trustee fees and expenses	—
Miscellaneous expenses	—
Total	$90,085.80

Item 15. Indemnification of directors and officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter and bylaws require us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•	any individual who, while our director or officer and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	New York City Advisors, LLC and its affiliates from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service as our advisor.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers to the maximum extent permitted by Maryland law. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits that are included in this registration statement and are incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

EXHIBIT INDEX

Exhibit No.	Description
4.1(1)	Articles of Amendment and Restatement

4.2(2)	Articles of Amendment relating to corporate name change

4.3(1)	Amended and Restated Bylaws of New York City REIT, Inc.

4.4(3)	Amendment to Amended and Restated Bylaws of New York City REIT, Inc.

4.5(4)	Articles of Amendment relating to reverse stock split

4.6(4)	Articles of Amendment relating to par value decrease and common stock name change

4.7(4)	Articles Supplementary classifying and designating Class B common stock

4.8(5)	Articles Supplementary classifying and designating Series A Preferred Stock

4.9(5)	Amended and Restated Agreement of Limited Partnership of New York City Operating Partnership, L.P., dated as of August 18, 2020

4.10(5)	Amended and Restated Distribution Reinvestment Plan of New York City REIT, Inc.

4.11(5)	Amended and Restated Rights Agreement, dated as of August 17, 2020, between New York City REIT, Inc. and Computershare Trust Company, N.A., as Rights Agent.

5.1*	Opinion of Venable LLP regarding legality of securities being registered

8.1*	Opinion of Proskauer Rose LLP as to tax matters

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Venable LLP (included in Exhibit 5.1)

23.4*	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this registration statement)

*	Filed herewith

(1)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018.

(2)	Filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 15, 2019.

(3)	Filed as an exhibit to our Form 8-K filed with the SEC on May 19, 2020.

(4)	Filed as an exhibit to our Form 8-K filed with the SEC on August 5, 2020.

(5)	Filed as an exhibit to our Form 8-K filed with the SEC on August 18, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2020.

New York City REIT, Inc.

By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Executive Chairman, Chief Executive Officer,
President and Secretary
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward M. Weil, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement for New York City REIT, Inc. on Form S-3 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward M. Weil, Jr.	Executive Chairman, Chief Executive Officer,	October 1, 2020
Edward M. Weil, Jr.	President and Secretary (Principal Executive Officer)

/s/ Christopher J. Masterson	Chief Financial Officer and Treasurer	October 1, 2020
Christopher J. Masterson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lee M. Elman	Independent Director	October 1, 2020
Lee M. Elman

/s/ Abby M. Wenzel	Independent Director	October 1, 2020
Abby M. Wenzel

/s/ Elizabeth K. Tuppeny	Independent Director	October 1, 2020
Elizabeth K. Tuppeny